CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of this 13th day of December, 2010 by and between I-Web Media, Inc., a Delaware corporation dba Heartland Bridge Capital (the “Company”) and RWIP, LLC, an Oregon limited liability company (the “Consultant”).

RECITALS

WHEREAS, the Company wishes to engage the consulting services of Consultant as set forth in Section 1 below; and

WHEREAS, Consultant wishes to provide the Company with consulting services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto hereby agree as follows:

1.           CONSULTING SERVICES

The Company hereby authorizes, appoints and engages the Consultant to perform the services set forth in Exhibit A (the “Services”), in accordance with the terms and conditions set forth in this Agreement.

2.           TERM OF AGREEMENT

This Agreement shall be in full force and effect as of the date hereof through and including that period which ends one (1) year after the date of this Agreement.  The Company and the Consultant shall each have the right to terminate this Agreement in the event of the bankruptcy, insolvency, or assignment for the benefit of creditors of the other party, in the event the other party fails to comply with the terms of this Agreement, or on thirty (30) days written notice.

3.           COMPENSATION TO CONSULTANT

The Company shall pay Consultant upon reaching the benchmarks set forth on, and in accordance with, Exhibit A.

4.	REPRESENTATIONS AND WARRANTIES OF CONSULTANT

Consultant represents and warrants to and agrees with the Company that:

a.
This Agreement has been duly authorized, executed, and delivered by Consultant.  This Agreement constitutes the valid, legal, and binding obligation of Consultant, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by applicable federal or state securities laws, and except as such enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditor's rights generally; and

b.
The consummation of the transactions contemplated hereby will not result in any breach of the terms or conditions of, or constitute a default under, any agreement or other instrument to which Consultant is a party, or violate any order, applicable to Consultant, of any court or federal or state regulatory body or administrative agency having jurisdiction over Consultant or over any of its property.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents, warrants, covenants to, and agrees with Consultant that:

a.
This Agreement has been duly authorized and executed by the Company.  This Agreement constitutes the valid, legal, and binding obligation of the Company, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by applicable federal or state securities laws, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally.

b.
The consummation of the transactions contemplated hereby will not result in any breach of the terms or conditions of, or constitute a default under, any agreement or other instrument to which the Company is a party, or violate any order, applicable to the Company, of any court or federal or state regulatory body or administrative agency having jurisdiction over the Company or over any of its property.

c.
There is not now pending or, to the knowledge of the Company, threatened, any undisclosed action, suit or proceeding to which the Company is a party before or by any court or governmental agency or body which might result in a material adverse change in the financial condition of the Company.  The performance of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of the terms or conditions of, or constitute a default under, any statute, indenture, mortgage or other material Agreement or instrument to which the Company is a party, or violate any order, applicable to the Company, or governmental agency having jurisdiction over the Company or over any of its property.

6.           The parties hereto agree that the Company shall be responsible for any and all costs and expenses reasonably incurred by Consultant in performing his duties hereunder, including but not limited to legal fees, printing costs, fees paid to third-party professionals, etc.  No expense to be reimbursed by the Company in excess of $1,000 shall be incurred by Consultant without the prior written approval of the Company.  The parties agree that certain outside vendors will employed to support critical benchmarks in Exhibit A. All outside vendor contracts will be approved in advance by the company and will be contracted directly with the help of the consultant.

7.           INDEPENDENT CONTRACTOR

Both the Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of his duties under this Agreement. Nothing contained in this Agreement shall be construed to imply that Consultant, or any employee, agent or other authorized representative of Consultant, is a partner, joint venturer, agent, officer or employee of the Company.  Neither party hereto shall have any authority to bind the other in any respect vis a vis any third party, it being intended that each shall remain an independent contractor and responsible only for its own actions.  Consultant shall have no claim or action against the Company based on an employment relationship between the Company and Consultant, and Consultant shall be responsible for any and all taxes owed for any compensation paid to Consultant by the Company under this Agreement.

8.           WORK PRODUCT

Any works, ideas, discoveries, inventions, patents, products, copyrights, trademarks, intellectual property, or other information (collectively, the “Work Product”) developed in whole or in part by Consultant, or its permitted assignees, in connection with the Services shall be the exclusive property of the Company and held in the name of the Company.  Upon request, Consultant shall sign all documents necessary to confirm or perfect the exclusive ownership of the Company to the Work Product.

9.           NOTICES

Any notice, request, demand, or other communication given pursuant to the terms of this Agreement shall be hand delivered, sent via facsimile, or sent via overnight courier, and shall be deemed given upon delivery, correctly addressed to the addresses of the parties indicated below or at such other address as such party shall in writing have advised the other party.

If to the Company:

James F. Groelinger
Chief Executive Officer
I-Web Media, Inc.
1 International Boulevard, Suite 400
Mahwah, NJ  07495
E-mail: jgroelinger@hbcapital.com
Fax:  (518) 252-3917

With a copy to:	Craig V. Butler, Esq.
The Lebrecht Group, APLC
9900 Research Drive
Irvine, CA  92628
Fax: (949) 635-1244

If to Consultant:

RWIP, LLC
__________________________
__________________________
Attn.
Fax:

10.         ASSIGNMENT

The Consultant acknowledges that the services to be rendered by RWIP are unique and personal.  Accordingly, the Consultant may not assign any of his rights or delegate any of their duties or obligations under this Agreement, except to the principals of RWIP or to entities controlled by the principals of RWIP, without the express written consent of the Company.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

11.         CHOICE OF LAW AND VENUE

This Agreement is executed pursuant to and shall be interpreted and governed for all purposes under the laws of the State of Texas.  Any cause of action brought to enforce any provision of this Agreement shall be brought in the appropriate court in Fort Bend County, Texas.  If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.  This Agreement shall supersede any previous agreements, written or oral, expressed or implied, between the parties relating to the subject matter hereof.

12.         DISPUTE RESOLUTION

In the event of any controversy, dispute, or claim arising out of or related to this Agreement or the breach thereof, the Company and Consultant agree to meet and confer in good faith to attempt to resolve the controversy, dispute, or claim without an adversary proceeding.  If the controversy, dispute, or claim is not resolved to the mutual satisfaction of the Company and Consultant within ten (10) business days of notice of the controversy, dispute, or claim, the Company and Consultant agree to waive their rights, if any, to a jury trial, and to submit the controversy, dispute, or claim to a retired judge or justice for binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The Company and Consultant agree that the only proper venue for the submission of claims shall be the Fort Bend County, Texas.  Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Any dispute resolution proceedings contemplated by this provision shall be as confidential and private as permitted by law.

13.         NONDISCLOSURE

Consultant acknowledges that the list of the Company’s customers, manufacturing contacts, financial documents, and other proprietary information, as may be specified by the Company, as it may exist from time to time are valuable, special and unique assets of the Company’s business.  “Confidential Information” means data, information, technology, samples and specimens relating solely to the Products, The Consultant will not, during or after the term of this Agreement, disclose such information, as specified by the Company, or any part thereof, to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever.  This obligation of confidence does not apply to information, which is known to the Consultant prior to its receipt from the Company, information that is or becomes available to the public through no act or omission of the Consultant, information received from a third party, or information that is independently developed by the Consultant.  In the event of a breach or threatened breach by the Consultant of the provisions of this paragraph, the Company shall be entitled to an injunction restraining the Consultant from disclosing, in whole or in part, this information, or from rendering any service to any person, firm, corporation, association, or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein shall be construed as prohibiting the Company form pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Consultant.

14.         ENTIRE AGREEMENT

Except as provided herein, this Agreement, including exhibits, contains the entire agreement of the parties, and supersedes all existing negotiations, representations, or agreements and all other oral, written, or other communications between them concerning the subject matter of this Agreement. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

15.         SEVERABILITY

If any provision of this Agreement is unenforceable, invalid, or violates applicable law, such provision, or unenforceable portion of such provision, shall be deemed stricken and shall not affect the enforceability of any other provisions of this Agreement.

16.         CAPTIONS

The captions in this Agreement are inserted only as a matter of convenience and for reference and shall not be deemed to define, limit, enlarge, or describe the scope of this Agreement or the relationship of the parties, and shall not affect this Agreement or the construction of any provisions herein.

17.         COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

18.         MODIFICATION

No change, modification, addition, or amendment to this Agreement shall be valid unless in writing and signed by all parties hereto.

19.         ATTORNEYS FEES

Except as otherwise provided herein, if a dispute should arise between the parties including, but not limited to arbitration, the prevailing party shall be reimbursed by the non-prevailing party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

“Company”		“Consultant”

I-Web Media, Inc.		RWIP, LLC
a Delaware corporation		an Oregon limited liability company

	/s/ James F. Groelinger		/s/ Amanda Matthews
By:	James F. Groelinger	By:	Amanda Matthews
Its:	Chief Executive Officer	President of Fandeck, Inc., the General Partner of Rivercoach Partners, LP, the Managing Member of RWIP LLC

Exhibit A

Services

Date (1)	Payment	Tasks Completed (1)

December 13, 2010	$2,500	Upfront Payment
January 15, 2011 February 15, 2011- May 14, 2011	$$27,500 $10,000/mo
-Retainer
 Outline design criteria
- Integrate Concept Test data into design criteria
- Design clinical prototype
- Evaluate manufacturing design
- Make clinical prototypes
- Write clinical test protocol, choose site, and obtain IRB approval
- Design concept research to project trial rates

May 15, 2011 – June 14, 2011	$10,000/mo.
- Determine number of tampon uses now and growth rates in U.S. and worldwide market
- Determine best distribution model for consumer penetration
- Estimate early and later adopter trial numbers
- Trial rates are then adjusted for awareness and availability
- Repeat rates need to be estimated and then tested
- Decay rate can then be estimated and applied
- Volume rates and pricing can then be developed

June 15, 2011 – September 14, 2011	$10,000/mo.	- Each potential worldwide development and distribution partner will be studied - After review a plan will be designed to present materials and begin partnership process

- Most partners will require NDA’s in place and therefore will need our patent to be published in order to begin contact
September 15, 2011 – December 15, 2011	$10,000/mo.	- Outline 510k plan - Write and submit 510k

(1)  Dates are estimated.